Exhibit 99(a)

Household Home Equity Loan Trust 2001-2


Original Principal Class A              670,730,000.00
Number of Class A Bonds (000's)             670,730.00
Original Principal Class M               83,840,000.00
Number of Class M Bond (000's)               83,840.00


                                                              Sum of 1/20/2002
Distribution Date                                               to 12/20/2002
                                                                  Total 2002

CLASS A
Principal Distribution                                            319,297,612.76
Class A Interest Distribution                                      12,858,230.16

Total Distribution Amount - Class A                               332,155,842.92


CLASS M
Principal Distribution                                             39,911,606.52
Interest Distribution                                               2,025,345.95

Total Distribution Amount - Class M                                41,936,952.47